UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2017

FireEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36067	20-1548921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1440 McCarthy Blvd.
Milpitas, CA 95035
(Address of principal executive offices, including zip code)
(408) 321-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors.

Election of Director

On September 12, 2017, the Board of Directors (the “Board”) of FireEye, Inc. (the “Company”) appointed Robert E. Switz to serve as a member of the Board, effective immediately. Mr. Switz will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2018. In addition, Mr. Switz was appointed as a member of the Audit Committee of the Board, effective immediately.

Mr. Switz, age 70, served as the President and Chief Executive Officer of ADC Telecommunications, Inc. ("ADC"), a supplier of network infrastructure products and services, from August 2003 until December 2010, when Tyco Electronics Ltd. (now TE Connectivity Ltd.) acquired ADC. Mr. Switz served as Chairman of the Board of Directors of ADC from June 2008 to December 2010 and served on the board of directors of ADC from August 2003 until December 2010. From 1994 until August 2003, he served in various positions at ADC, including as Chief Financial Officer. Prior to ADC, he served in various positions at Burr-Brown Corporation, a multi-national manufacturer of precision micro-electronics and systems products, including as Chief Financial Officer, Vice President of European Operations, Ventures and Finance, and Director of the Ventures and Systems Business. Mr. Switz has served on the board of directors of Micron Technology, Inc. since February 2006, the board of directors of Gigamon, Inc. since June 2015, and the board of directors of Marvell Technology Group Ltd. since May 2016. He previously served on the board of directors of Broadcom Corporation from May 2003 to February 2016, the board of directors of Cyan, Inc. from March 2011 to August 2015, the board of directors of GT Advanced Technologies Inc. from May 2011 to March 2016, the board of directors of Leap Wireless International, Inc. from July 2011 to March 2014, and the board of directors of Pulse Electronics Corporation from June 2014 to April 2015. Mr. Switz holds a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.

The Board has determined that Mr. Switz is an “independent director” as defined under the applicable rules and regulations of the Securities and Exchange Commission and the listing requirements and rules of The NASDAQ Stock Market.

There is no arrangement or understanding between Mr. Switz and any other persons pursuant to which Mr. Switz was selected as a director.

In accordance with the Company’s Outside Director Compensation Policy, as amended (the “Outside Director Compensation Policy”), Mr. Switz was granted a restricted stock unit award on September 12, 2017 in the amount of 24,227 shares of the Company’s common stock. The award will vest over three years, with one-third (1/3rd) of the restricted stock units subject to the award vesting on each anniversary of the date of grant, in each case subject to Mr. Switz continuing to serve on the Board through the applicable vesting date. The restricted stock units are subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and the related restricted stock unit award agreement. Furthermore, Mr. Switz is entitled to receive annual fees in accordance with the terms and conditions of the Outside Director Compensation Policy. The Company will also reimburse Mr. Switz for reasonable expenses in connection with his services to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies. A copy of the offer letter between Mr. Switz and the Company is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, Mr. Switz has executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 2, 2013.

A copy of the press release announcing the appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Departure of Director

On September 12, 2017, Deepak Ahuja notified the Company of his decision to resign from the Board, effective immediately. Mr. Ahuja's decision to resign was due to increased time commitments related to other endeavors and did not involve any disagreement with the Company. Mr. Ahuja had served as a director since September 2015. The Company thanks Mr. Ahuja for his service to the Company.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter between the Registrant and Robert E. Switz, dated September 11, 2017
99.1	Press release dated September 13, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between the Registrant and Robert E. Switz, dated September 11, 2017
99.1	Press release dated September 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREEYE, INC.

Date: September 13, 2017	By:	/s/ Alexa King
Alexa King Executive Vice President, General Counsel and Secretary